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                                                                    EXHIBIT 1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    WELLS FARGO AUTO RECEIVABLES CORPORATION

     The undersigned, an authorized officer of WELLS FARGO AUTO RECEIVABLES CORPORATION, a Delaware corporation, (the "Corporation") hereby certifies, pursuant to Section 242 of the General Corporation Law of the State of Delaware, as follows:

     1.   The name of the corporation is Wells Fargo Auto Receivables
          Corporation.

     2. Article VII of the Restated Certificate of Incorporation, as amended is hereby further amended by deleting the existing paragraph (a) of
          Article VII in its entirety, and replacing it with the following new paragraph (a):

               "(a) At any time, at least one member of the Company's Board of Directors shall be an Independent Director, as defined below; provided, that, if at any time the office of the Independent Director shall be vacant for any reason, subject to Articles V and X hereof, any action taken by the Board of Directors in accordance with this Certificate of Incorporation and the Corporation's By-Laws (other than actions taken with respect to matters described in such Articles V and
          X) shall nonetheless be valid. As used herein, "Independent Director" means an individual who is not, and never was, (1) a director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the director, in such person's capacity as such an independent director) in any form whatsoever, or any person that has provided any service (excluding, however, any service provided by the director, in such person's capacity as such a director required by this Article VII) in any form whatsoever to, the Company or any of its affiliates or associates, or (2) a stockholder of, or any person owning beneficially, directly or indirectly, any outstanding shares of common stock of the Company, or stockholder, director, officer, employee, affiliate, associate, customer or supplier thereof, or any person that has received any benefit (excluding, however, any compensation received by the director, in such person's capacity as such an independent director) in any form whatsoever from, or any person that has provided any service (excluding, however, any service provided by the director, in such person's capacity as such a director required by this Article VII) in any form whatsoever to, such beneficial

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          owner or any of such beneficial owner's affiliates or associates
          (excluding, however, any person who owns such shares indirectly through a mutual fund or other pooled investment vehicle over which such person does not exercise managerial control). Notwithstanding the foregoing, an individual shall not be disqualified from being an Independent Director by reason of such individual also acting as an independent director, or in a similar capacity, for any affiliate of the Company formed as a special-purpose entity in connection with a securitization transaction. No director required by this Article VII shall be a trustee in bankruptcy for the Company or any affiliate of the Company."

     3.   This Certificate of Amendment shall be effective when filed.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Restated Certificate of Incorporation this 3rd day of May, 2001.




                                         /s/ Mary E. Schaffner
                                         ------------------------------
                                         Name:  Mary E. Schaffner
                                         Title: Secretary





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